Exhibit 99.1

Beazer Homes Announces Redemption of 2016 Senior Unsecured Notes and Completion of New $140 Million Secured Term Loan

ATLANTA—(BUSINESS WIRE)—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) (the “Company”) announced today that it has called for redemption of its Senior Notes due 2016 and entered into a Credit Agreement with a group of institutions that will provide a $140 million 2-year Secured Term Loan. The Term Loan is secured with a second-priority security interest on a pari passu basis with the collateral securing the Company’s Senior Secured Notes due 2018. The Term Loan will amortize with equal quarterly principal payments and carries a floating interest rate based on the London Interbank Offered Rate (LIBOR) plus 550 basis points. MCS Capital Markets, an affiliate of KKR Capital Markets, acted as sole lead arranger for this transaction.

“We remain committed to retiring approximately $100 million of debt in fiscal 2016. The Term Loan provides the flexibility to reduce our debt on a pace more in line with the seasonal cash generation of our business,” said Bob Salomon, Beazer Homes Executive Vice President and Chief Financial Officer. Mr. Salomon further noted, “We continue to pursue a balanced growth approach, as we progress toward our “2B-10” goals while simultaneously reducing debt.”

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company’s active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

CONTACT: Beazer Homes USA, Inc.

David Goldberg

Director, Investor Relations & Corporate Communications

770-829-3700

investor.relations@beazer.com